AGREEMENT


                  Agreement made and entered into as of the 21st day of July, 1997 between Cable & Co. Worldwide, Inc. ("Cable & Co."), a Delaware corporation having its principal place of business at 724 Fifth Avenue, New York, New York, and David Albahari ("Albahari") residing at 8 Ivanhoe Lane, Westport, Connecticut 06880.

                              W I T N E S S E T H:

                  WHEREAS, Albahari is presently employed by Cable & Co. pursuant to an employment agreement made and entered into as of the 1st day of January, 1995 between Cable & Co. and Albahari (the "Employment Agreement"); and

                  WHEREAS, the parties would like to terminate this employment relationship on amicable terms.

                  NOW,   THEREFORE,   in  consideration  of  the  covenants  and
agreements contained herein, the parties agree as follows:

                  1. Termination. Albahari's employment with Cable & Co. will be terminated effective as of July 21, 1997. Albahari will also resign as a director of Cable & Co. effective as of July 21, 1997. Albahari also hereby resigns as an officer and a director of any "affiliate" of Cable & Co. as defined under Rule 405 under the Securities Act of 1933, as amended, including, but not limited to, any wholly-owned subsidiaries of Cable & Co.

                  2.       Payments.

                  (a) Cable & Co. shall pay Albahari at the rate of two hundred thousand dollars ($200,000) per year through September 30, 1998. The payments shall be made in equal semimonthly installments, subject to deduction for rent payments made by Cable & Co. pursuant to Section 2(b) hereof. The period from the date of this Agreement through September 30, 1998 is hereafter referred to as the "Payment Period."

                  (b) Cable & Co. shall make all monthly payments of rent due under the Lease between Albahari and Charles Brody (the "Lease") through June 30, 1998. The rent payments made pursuant to this Section 2(b) shall be deducted from the payments made to Albahari pursuant to Section 2(a) of this Agreement in equal semimonthly installments prorated over the term of the Payment Period. Cable & Co. shall also pay Albahari four hundred dollars ($400) per month through June 30, 1998 to reimburse him for expenses associated with the use his automobile.

                  (c) Cable & Co. shall reimburse Albahari for up to twenty five thousand dollars ($25,000) of the legal expenses incurred by him in connection with his employment and the termination of his employment with Cable & Co. Cable & Co. shall only be obligated to pay those expenses for which a written statement from the provider and/or receipts are submitted to Cable & Co.


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                  3.  Non-Competition  Covenant.  Cable & Co.  hereby waives the non-competition requirements imposed upon Albahari pursuant to Section 11 of the Employment Agreement as well as any and all claims or causes of action Cable & Co. may have in the event of Albahari's breach of such Section. In lieu of the requirements imposed upon Albahari pursuant to Section 11 of the Employment Agreement, and in consideration of the sum of $50,000 which amount is included in the payments set forth in Paragraph 2(a) hereof, the following shall apply:

                    (a) For a period of one year after the date first above noted (the "Non-Competition Period"), Albahari shall not (i) accept employment by, or engage, directly or indirectly, in any work, labor or services for any of the entities noted in Schedule "A" annexed hereto, their parents, subsidiaries and affiliates. For purposes of this Agreement, "affiliates" of any entity noted on Schedule "A" include any entity, directly or indirectly, controlling or controlled by or under common control of such other entity or by any officer, director or partner of such other entity; or (ii) induce or actively attempt to influence any employee or consultant of Cable & Co. to terminate his or her employment or consultancy with Cable & Co.. Nothing herein contained shall be deemed to prevent ownership by Albahari and his associates (as said term is defined in regulation 14(A) promulgated under the Securities Exchange Act of 1934 as in effect on the date hereof), collectively, of not more than 5% of the outstanding capital stock of a corporation listed on a national securities exchange.

                    (b) Enforceability: Injunctive Relief - (i) The parties to this Agreement consider the restrictions contained herein reasonable as to the duration of the Non-Competition Period and the extent of the Territory. However, if the duration of the Non-Competition Period or the extent of the Territory herein specified should be judged unreasonable in any Court of competent jurisdiction, such Court may reduce the duration of the Non-Competition Period by such number of months and/or reduce the area of the Territory such that the foregoing covenant may be enforced.
                                     (ii) Albahari agrees and recognizes that in
the event of a breach or threatened breach by him of the provisions of the foregoing covenant, Cable & Co. may suffer irreparable harm, and money damages may not be an adequate remedy. Therefore, Cable & Co. shall be entitled as a matter of right to specific performance of the foregoing covenant by way of temporary or permanent injunctive relief in a Court of competent jurisdiction.


                  4. Employee Benefits. Cable & Co. shall maintain health insurance coverage for Albahari and his dependents through December 31, 1997 under the same terms and conditions as it did prior to the termination of his employment; provided, however, that Cable & Co.'s obligation to reimburse Albahari for any unreimbursed medical expenses incurred by Albahari before December 31, 1997 shall be limited to an aggregate of $25,000. Albahari and his dependents may elect continued coverage in accordance with the terms of COBRA for up to an additional 18 month period beginning January 1, 1998. Albahari and his dependents shall also be eligible to convert this health insurance coverage to an individual policy on the same terms and conditions as other employees who lose health insurance coverage.



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



                  5. Mutual Release. Except for any benefits as of the date hereof to which Albahari may be entitled under Internal Revenue Code ss. 401(k) plans, Albahari hereby releases and discharges Cable & Co., its affiliates and their respective partners, directors, officers, employees and agents (collectively, "Releasees") from any and all claims, actions, causes of action, damages, liabilities, promises, debts, compensation, losses, obligations, costs or expenses of any kind or nature, which he ever had or now has against each or any of the Releasees, including, but not limited to all claims alleged in an action pending in the Superior Court, Judicial District of Stamford/Norwalk entitled David Albahari v. Cable & Co. Worldwide, Inc., Alan Kandall and Martin
C. Licht; and those arising from or related to his shareholder status, employment relationship, or service as a director with Cable & Co. or the termination of such employment, any alleged violation of any covenant of good faith and fair dealing relative to his employment or any applicable labor or employer-employee statute, regulation or ordinance, whether federal, state or local (including, by way of specificity but not of limitation, the Age Discrimination Act of 1967, as amended, and the Americans With Disabilities
Act). Cable & Co. hereby releases and discharges Albahari from any and all claims, actions, causes of action, damages, liabilities, promises, debts, compensation, losses, obligations, costs or expenses of any kind or nature, which Cable & Co. ever had or now has against Albahari, including, but not limited to, those arising from his shareholder status, employment relationship, or service as a director with Cable & Co., or the termination of such employment. Notwithstanding the foregoing, nothing in this Agreement shall be deemed to release (i) Cable & Co. from: (a) its obligation to indemnify Albahari for actions arising out of his duties as an officer and director of Cable & Co.; and (b) any other obligation arising under this Agreement; and (ii) Albahari from any obligation arising under this Agreement.

                  6. Protection of Reputation. Neither party hereto nor their agents or employees will take any action which is intended, or would reasonably be expected, to harm the other party's reputation or which would reasonably be expected to lead to unwanted or unfavorable publicity to the other party; provided, however, the foregoing limitation shall not apply to (a) compliance with any legal process or subpoena or (b) statements in response to authorized inquiry from a court or regulatory body.

                  7. Nondisclosure. Albahari and Cable & Co. agree that the terms and conditions of this Agreement are confidential and that each will not, without the express prior written consent of the other party, in any manner publish, publicize, disclose or otherwise make known or permit or cause to be made known such terms and conditions to anyone (other than such party's prospective or current lenders or such party's financial and legal advisors, who shall agree to be bound by this paragraph prior to disclosure of the terms or conditions hereof to such persons), except as required by law, or in any proceeding to enforce the terms of this Agreement.

                  8. Confidentiality. Albahari acknowledges that during the term of his employment by Cable & Co., he had access to certain confidential information of the Company, including without limitation information about business plans, customers, manufacturers, suppliers sourcing, costs, profits, markets, sales, products, product design, key personnel, pricing policies, operational methods, reports on the results of research and development work conducted by or on behalf of Cable & Co., other business affairs and methods and other information not available to the public or in the public domain (hereinafter referred to as


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



"Confidential Information"). Albahari covenants and agrees that he will (i) keep secret all Confidential Information of Cable & Co. and will not, directly or indirectly, while such Confidential Information remains confidential, disclose or disseminate to anyone, or make use of, for any purpose whatsoever, such Confidential Information; and (ii) promptly deliver to the Company all tangible materials and objects containing Confidential Information (including all copies thereof, whether prepared by Albahari or others) which Albahari may possess or have under his control.

                  9. Guarantees. Cable & Co. shall indemnify and hold harmless Albahari from any and all liabilities associated with the personal guarantees he executed in connection with his employment with Cable & Co.

                  10. Stock Options. Cable & Co. shall grant Albahari the option to purchase all or any part of 901,756 shares of common stock of Cable & Co. at a purchase price of $.01 per share in the manner and subject to the conditions provided in the Stock Option Agreement dated as of July 21, 1997 ("Stock Option Agreement") by and between Cable & Co. and Albahari. (Albahari acknowledges that Cable & Co. is contemplating a reverse stock split and, in the event of such reverse stock split, the shares underlying the stock options are subject to adjustment as provided for in the Stock Option Agreement.) Cable & Co. hereby agrees to register the shares of Common Stock underlying the stock options, under the Securities Act of 1933, as amended, and cause such shares to be listed on NASDAQ as soon as practicable within five business days.

                  11.      Future Cooperation.

                  (a) Albahari agrees to consult with the Board of Directors and management of Cable & Co., from time to time, as requested by Cable & Co. with regard to operations, strategic planning and business development and such other aspects of the business of Cable & Co. as Albahari and Cable & Co. may agree from time to time. Albahari agrees to use his best efforts to perform all services required hereunder in a competent and timely manner.

                  (b) Albahari hereby agrees to cooperate with Cable & Co. and its attorneys in connection with the defense and preparation of a defense relating to any claim or potential claim which arose during Albahari's employment by Cable & Co.

                  12. No Waiver. No delay or failure by either party to this Agreement to exercise any right under this Agreement and no partial or single exercise of that right shall constitute a waiver of that or any other right. No waiver shall be valid unless in writing and signed by Albahari or an authorized officer of Cable & Co., as the case may be, and any waiver by either party of a breach of any provision hereof shall not be construed as a waiver of any subsequent breach or violation thereof.

                  13. Severability. If any provision of this Agreement shall hereafter be held to be invalid, unenforceable or illegal in whole or in part, in any jurisdiction under any circumstances for any reason, (i) such provision shall be reformed to the minimum extent necessary to cause such provision to be valid, enforceable and legal while preserving the intent of the parties as expressed in, and the benefits to the parties provided by, this Agreement or
(ii)


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



if such provision cannot be so reformed, such provision shall be severed from this Agreement and an equitable adjustment shall be made to this Agreement (including, without limitation, addition of necessary further provisions to this Agreement) so as to give effect to the intent as so expressed and the benefits so provided. Such holding shall not affect or impair the validity, enforceability or legality of such provision in any other jurisdiction or under any other circumstances. Neither such holding nor such reformation or severance shall affect or impair the legality, validity or enforceability of any other provision of this Agreement.

                  14. Governing Law; Submission to Jurisdiction. The validity, interpretation, performance and enforcement of this agreement shall be governed by the laws of the State of New York (without giving effect to the laws, rules and principles of the State of New York regarding conflicts of laws). Albahari and Cable & Co. agree that any action, proceeding or claim arising out of, or relating in any way to, this Agreement shall be brought and enforced in the courts of the State of New York and irrevocably submit to such jurisdiction, which jurisdiction shall be exclusive. Albahari and Cable & Co. hereby irrevocably waive any objection to such jurisdiction or an inconvenient forum.

                  15. Miscellaneous. This Agreement may not be amended except by a written agreement signed by Albahari and a duly authorized officer of Cable & Co. This Agreement shall be binding upon and inure to the benefit of Albahari and Cable & Co. and his heirs and Cable & Co.'s successors and assigns.

                  16. Other. Within ten days of signing this Agreement, Albahari shall (a) refund outstanding advances up to $13,393.42 or submit appropriate and reasonable documentation for valid business expenses to Cable & Co.; (b) return the personal laptop computer that was issued to him in working condition or pay Cable & Co. $2,981.52; (c) return the painting from his office or pay Cable & Co. $1,200; and (d) return to Cable & Co. the $1,900 security deposit for his apartment. If the obligations stated in subsections (a) - (d) are not satisfied within ten days of the date of this Agreement, Cable & Co. may deduct the respective amounts stated above from the first payments due Albahari under
Section 2(a) above. Cable & Co. shall follow Albahari's instructions for redeeming fifty percent of the bonus points accrued in the American Express Membership Rewards program for Account No. 1M78486933 through June 30, 1997. Cable & Co. shall also reimburse Albahari for the parking expenses he has incurred through June 30, 1997 in accordance with the same terms and conditions as it had prior to the termination of his employment.

                  17. Opportunity to Review. Albahari acknowledges and agrees that he has been given a reasonable period, up to and including twenty-one days, to review and sign this Agreement. Albahari further acknowledges that he has reviewed this agreement with legal counsel before signing it.

                  18. Right to Revoke This Agreement. Albahari acknowledges that he signed this Agreement on the date set forth above. In accordance with applicable law, he may revoke this Agreement at any time during the seven-day period after he signs this Agreement. Such revocation may be made by delivering a written notice of revocation to Cable & Co. during such seven day period. This Agreement will not be effective or enforceable until the date on which the revocation period has expired (the "Effective Date").

                  IN WITNESS WHEREOF, the parties have affixed their signatures the day and year written above.

                                                     CABLE & CO. WORLDWIDE, INC.

                                               /s/ Alan Kandall
                                       By:         Alan Kandall

                                     Title:        President


                                               /s/ David Albahari
                                                   David Albahari




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



                                   SCHEDULE A


                             Intentionally Omitted



                                       -7-